Exhibit 99.1

MAP Pharmaceuticals Reports Third Quarter of 2009 Financial Results

MOUNTAIN VIEW, Calif., November 5, 2009 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the third quarter ended September 30, 2009.

Net income for the quarter ended September 30, 2009 was $19.3 million, compared to a net loss of $20.4 million during the same period in 2008. Net income for the first nine months of 2009 was $4.4 million, compared to a net loss of $51.1 million during the same period in 2008. Net income for the three and nine months ended September 30, 2009 was impacted positively by the acceleration of the remaining unamortized deferred revenue, recognized upon the termination of the AstraZeneca AB license agreement in the third quarter of 2009. As of September 30, 2009, MAP Pharmaceuticals had cash, cash equivalents and accounts receivables of $78.9 million.

“In the third quarter, we added more than $30 million to our balance sheet through a public offering and continued to move our LEVADEX™ product candidate toward an NDA submission. We also presented new analysis of data from our Phase 3 LEVADEX clinical trial at the late-breaking session of the 14th Congress of the International Headache Society showing the potential of LEVADEX to treat a broad spectrum of migraine subpopulations that are often difficult to treat with current therapies, including triptans. For example, in this trial, patients with allodynia, menstrual migraine, migraine with nausea and vomiting, severe migraine and those treating late in their migraine cycle responded well to our therapy,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “We believe that LEVADEX has the potential to provide rapid and sustained relief of migraine symptoms to many of the approximately 30 million migraine sufferers in the U.S., including many who are not helped by currently available migraine therapies. We look forward to initiating our confirmatory Phase 3 trial with LEVADEX in the first quarter of next year.”

Third Quarter and Nine Month Financial Results

Revenues for the quarter and nine months ended September 30, 2009 were $35.3 million and $51.4 million, respectively, compared to $0 for the same periods in 2008. Revenue to date in 2009 was due to a $40.0 million upfront payment received in February 2009 and reimbursements of development expenses for Unit Dose Budesonide (UDB), the company’s nebulized pediatric asthma product candidate, pursuant to MAP Pharmaceuticals’ license agreement with AstraZeneca. On July 8, 2009, the company received notice from AstraZeneca of the termination of the license agreement. As a result, the remaining unamortized deferred revenue of $33.1 million was recognized as collaboration revenue in the third quarter of fiscal 2009.

Research and development expenses for the quarter and nine months ended September 30, 2009 were $11.9 million and $35.6 million, respectively, compared to $16.8 million and $41.6 million, respectively, for the same periods in 2008. For the three months ended September 30, 2009 compared to the same period in 2008, the decrease in research and development expenses was driven primarily by decreases in clinical and other related expenses to support both the LEVADEX and UDB Phase 3 clinical programs. During the third quarter of 2009, the company suspended development of its UDB product candidate. As a result, wind-down costs and writedown of fixed asset charges of approximately $2.8 million were recorded, and are included in the $11.9 million in research and development expenses for the third quarter of 2009. For the nine months ended September 30, 2009 compared to the same period in 2008, the decrease in research and development expenses was driven primarily by a decrease in clinical and other related expenses to support the UDB Phase 3 clinical program, partially offset by an increase in clinical and other related expenses to support the LEVADEX Phase 3 clinical program and an increase in personnel related expenses.

Sales, general and administrative expenses for the quarter and nine months ended September 30, 2009 were $3.6 million and $9.8 million, respectively, compared to $3.4 million and $9.7 million, respectively, for the same periods in 2008. Sales, general and administrative expenses remained relatively unchanged for the three and nine months ended September 30, 2009 compared to the same periods in 2008.

MAP Pharmaceuticals had cash and cash equivalents, short-term investments and accounts receivables as of September 30, 2009 of $78.9 million, compared to $44.7 million as of December 31, 2008.

For the quarter and nine months ended September 30, 2009, non-cash share-based compensation and depreciation were approximately $1.6 million and $4.9 million, respectively.

Fourth Quarter 2009 Financial Outlook

MAP Pharmaceuticals currently anticipates having comparable operating expenses, excluding costs related to the suspended development of the company’s UDB product candidate, in the second half of 2009 compared to the first half of 2009.

In October 2009, the company received confirmation that AstraZeneca was in agreement with the final reimbursement of costs associated with the termination of the AstraZeneca agreement and suspension of its UDB program. As a result, the company expects to receive and record $2.8 million as collaboration revenue in the fourth quarter of 2009.

Although the company had net income for the three and nine months ended September 30, 2009, the company expects to have a net loss for the year ending December 31, 2009.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The company is developing LEVADEX inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of the first Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate and reimbursement of development expenses by AstraZeneca. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the following: the enrollment, conduct, completion and reporting of clinical trials, risks related to the failure to achieve favorable clinical outcomes and to have the company’s LEVADEX product candidate approved for commercial use and risks related to collecting funds due to MAP Pharmaceuticals. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of Invigorate Communications, (415) 946-1058, nfoderaro@invigoratepr.com.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$76,223	$44,710
Account receivable	2,704	—
Other current assets	355	805

Total current assets	79,282	45,515
Property and equipment, net	3,969	5,007
Other assets	38	28
Restricted cash	310	310

Total assets	$83,599	$50,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,761	$17,076
Current portion of debt	7,105	6,348

Total current liabilities	20,866	23,424
Debt, less current portion	9,141	14,229
Other liabilities	82	60

Total liabilities	30,089	37,713

Total stockholders’ equity	53,510	13,147

Total liabilities and stockholders’ equity	$83,599	$50,860

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Collaboration revenue	$35,273	$—	$51,402	$—

Operating expenses:
Research and development	11,912	16,815	35,615	41,614
Sales, general and administrative	3,597	3,380	9,842	9,685

Total operating expenses	15,509	20,195	45,457	51,299

Income (loss) from operations	19,764	(20,195)	5,945	(51,299)

Other income (expense), net	(505)	(168)	(1,575)	179

Net income (loss)	$19,259	$(20,363)	$4,370	$(51,120)

Net income (loss) per share attributed to common stockholders

Basic	$0.84	$(1.00)	$0.20	$(2.52)

Diluted	$0.80	$(1.00)	$0.19	$(2.52)

Weighted-average common shares used in computing net income (loss) per share attributed to common stockholders

Basic	22,860,897	20,398,682	21,389,679	20,308,206

Diluted	24,054,236	20,398,682	22,505,625	20,308,206